Exhibit 10.28

August 1, 2003

Eran Pilovsky

2802 Cowper Street

Palo Alto, CA 94306

Dear Eran,

I am pleased to offer you a promotion to the position of Chief Financial Officer on the following terms effective August 1, 2003.

You will be responsible for continuing to develop and execute our strategic financial business plan and managing the Finance team and will continue to report directly to me. You will continue to work at our corporate headquarters in San Mateo, California.

Your annual base salary will be $225,000, less payroll deductions and all required withholdings. Other details regarding your promotion are:

•	We will provide a one-time bonus in the amount of $20,500, less payroll deductions and all required withholdings, payable on your August 15, 2003 paycheck. This bonus is to acknowledge your contributions while performing in an expanded role since January 1, 2003.

•	You will be eligible to participate in an executive incentive program that may provide for an additional 40% of your annual base salary. The incentive plan terms and company performance targets will be determined within 60 days of your acceptance of this promotion. Your individual incentive payout will be determined by corporate performance and your individual performance against quarterly objectives. Please note, at the discretion of management, the bonus plan may be terminated or modified at any time.

•	We will recommend to the Board that you be granted non-qualified promotional stock options to purchase 50,000 shares of the company’s Common Stock with an exercise price to be determined by the Board of Directors within 15 days following receipt of your signed acceptance. Terms relative to the stock program will be as set forth in the stock agreement provided to you after the options are granted.

The compensation terms in this letter dated August 1, 2003, supersede any other agreements or promises, with the exception of the October 1, 2002 change of control agreement in effect, made to you by anyone, whether oral or written. All other terms of your original offer dated April 26, 2002, Employee Proprietary Information and Inventions Agreement and any other agreements remain in effect.

As acceptance of your promotion terms described above, please sign and date this letter and return the original to Human Resources by August 1, 2003.

We look forward to a continued productive and enjoyable working relationship with you.

Very truly yours,

/s/ MONTE ZWEBEN
MONTE ZWEBEN
CEO AND FOUNDER

I accept the promotion terms stated in this letter.

/s/ ERAN PILOVSKY
Eran Pilovsky

Date: August 1, 2003